Exhibit 99.1
ARTICLE III OF THE
ARTICLES OF INCORPORATION, AS AMENDED
ARTICLE III

The total authorized shares:	Common Shares: 250,000,000	Preferred Shares: 5,000,000
A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:
PART A: COMMON STOCK
     Section 1. Voting Rights.
          a. One Vote Per Share. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the holders of shares of Common Stock of the Corporation.
          b. Two-Thirds Consent. Consent of the holders of a least two-thirds (2/3) of the outstanding shares of Common Stock shall be required for (i) any action which results in a consolidation or merger which would be treated as a liquidation, dissolution or winding up of the Corporation under Section 2 of this Part A of this Article III, or which results in the liquidation, sale or assignment of all or substantially all of the assets of the Corporation; (ii) any amendment to these Articles of Incorporation; or (iii) any amendment by the shareholders of the Corporation of the Bylaws of the Corporation (the Board of Directors of the Corporation, as provided in Section 3 of Article VII, shall have the authority to amend the Bylaws of the Corporation without the consent of the shareholders of the Corporation).
     Section 2. Liquidation Rights. Subject to preferences applicable to any outstanding shares of Preferred Stock, all distributions made or funds paid to the holders of Common Stock upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation shall be made on the basis of the number of shares of Common Stock held by each of them. A consolidation or merger of the Corporation with or into another corporation or entity shall be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2 unless such consolidation or merger is not intended to effect a change in the ownership or control of the Corporation or of its assets and is not intended to alter materially the business or assets of the Corporation, including, by way of example and without limiting the generally of the foregoing: (i) a consolidation or merger which merely changes the identity, form or place of organization of the Corporation, or which is between or among the Corporation and any of its direct or indirect subsidiaries, or (ii) following such merger or consolidation, shareholders of the Corporation immediately prior to such event own not less than 51% of the voting power of such corporation immediately after such merger or consolidation on a pro rata basis.
     Section 3. Dividends. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, subject to preferences applicable to any outstanding shares of Preferred Stock.

-PART B. PREFERRED STOCK
     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, within the limitations and restrictions stated in these Restated Articles of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.